UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

January 5, 2017 (January 3, 2017)

(Date of Report (Date of earliest event reported))

Delta Tucker Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-173746	27-2525959
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1700 Old Meadow Road, McLean, Virginia 22102

(571) 722-0210

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2017, the Board of Directors (the “Board”) of Delta Tucker Holdings, Inc. (the “Company”), pursuant to Section 3.3 of the Company’s By-Laws, appointed Lee A. Van Arsdale to the Company’s Board of Directors. Mr. Van Arsdale will also serve as a member of each of the Board’s three committees: the Audit Committee, the Business Ethics and Compliance Committee and the Compensation Committee. Consistent with the Company’s policies for compensation of directors who are not affiliates of Cerberus Capital Management, L.P., Mr. Van Arsdale will receive total annual compensation of $105,000, comprised of an annual retainer of $75,000 for his service on the Board, and annual retainers of $10,000 for his service on each of the three Board committees.

Mr. Van Arsdale served 25 years in the United States Army with assignments primarily in Special Forces, with 11 years spent in the First Special Forces Operational Detachment-Delta (Airborne). In the course of his 25 year Army career, Mr. Van Arsdale served in three combat zones in leadership positions, and was decorated for valor with the Silver Star and with the Purple Heart for wounds received in combat. Additionally, he participated in numerous classified operations, on a global scale, while in a leadership capacity. Following his military career, Mr. Van Arsdale was the Assistant General Manager for National Security Response at the Bechtel Nevada Corporation; he incorporated Unconventional Solutions, Inc., a private consulting firm; he was the founding Executive Director of the University of Nevada Las Vegas Institute for Security Studies, was the Chief Executive Officer of Triple Canopy, Inc. and previously served as chairman and president of M + M, Inc. Mr. Van Arsdale now serves on the boards of select companies.

Mr. Van Arsdale earned a bachelor’s degree in engineering from West Point and a master’s degree from the University of Colorado at Colorado Springs. He is also a graduate of the Armed Forces Staff College and the U.S. Army War College, where he won the prestigious AWC Foundation Excellence-in-Writing Award for his strategy research project entitled “U.S. Special Operations Forces and the Counterproliferation of Weapons of Mass Destruction.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2017	DELTA TUCKER HOLDINGS, INC.

/s/ William T. Kansky
William T. Kansky
Senior Vice President and Chief Financial Officer